Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of New Media Investment Group Inc. for the registration of common stock, depository shares, warrants, and preferred stock and to the incorporation by reference therein of our report dated March 6, 2015, with respect to the consolidated financial statements and schedule of New Media Investment Group Inc. included in its Annual Report (Form 10-K) for the year ended December 28, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

April 13, 2015